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                                                                   EXHIBIT 10.24

                                 PROMISSORY NOTE

                                                               Chicago, Illinois
                                                               November 26, 2002

$55,000,000

         ON DEMAND, BUT IF NO DEMAND, NO LATER THAN JUNE 30, 2003, FOR VALUE RECEIVED, the undersigned, Hewitt Holdings L.L.C., an Illinois limited liability company (the "Borrower"), promises to pay to the order of Harris Trust and Savings Bank (the "Bank") at the Bank's office at 111 West Monroe Street, Chicago, Illinois, the principal sum of Fifty-Five Million Dollars ($55,000,000) or, if less, the aggregate unpaid principal amount of all indebtedness incurred by the Borrower hereunder.

         The Borrower promises to pay interest on the balance of principal remaining from time to time unpaid hereon at the rates and times set forth in this Note.

SECTION 1.    INTEREST AND CHANGE IN CIRCUMSTANCES.

         Section 1.1. Interest Rate Options. (a) Subject to all of the terms and conditions of this Section 1, portions of the principal indebtedness evidenced by this Note (all of the principal indebtedness evidenced by this Note bearing interest at the same rate for the same period of time being hereinafter referred to as a "Portion") may, at the option of the Borrower, bear interest with reference to the Prime Rate (the "Prime Rate Portion") or with reference to the Adjusted LIBOR ("LIBOR Portions") or with reference to an Offered Rate ("Offered Rate Portion"), and Portions may be converted from time to time from one basis to another. All of the indebtedness evidenced by this Note which is not part of a Fixed Rate Portion shall constitute a single Prime Rate Portion, and all of the indebtedness evidenced by this Note which bears interest with reference to a particular Adjusted LIBOR for a particular Interest Period shall constitute a single LIBOR Portion and all of the indebtedness evidenced by this Note which bears interest with reference to a particular Offered Rate for a particular Interest Period shall constitute a single Offered Rate Portion. Anything contained herein to the contrary notwithstanding, there shall not be more than six (6) Fixed Rate Portions applicable to this Note outstanding at any one time. The Borrower promises to pay interest on each Portion at the rates and times specified in this Section 1.

         (b) Prime Rate Portion. The Prime Rate Portion shall bear interest at the rate per annum equal to the Prime Rate as in effect from time to time, provided that if the Prime Rate Portion or any part thereof is not paid when due (whether by demand or otherwise), such Portion shall bear interest, whether before or after judgment, until payment in full thereof at the rate per annum determined by adding 2.0% to the Prime Rate as from time to time in effect. Interest on the Prime Rate Portion shall be payable in arrears on the last day of each month (commencing December 31, 2002) and upon demand.

         (c) LIBOR Portions. Each LIBOR Portion shall bear interest for each Interest Period selected therefor at a rate per annum determined by adding 1.75% to Adjusted LIBOR for such Interest Period, provided that if any LIBOR Portion is not paid when due (whether by demand or otherwise), such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such LIBOR Portion shall automatically be converted into and added to the Prime Rate Portion and shall thereafter bear interest at the interest rate applicable to the Prime Rate Portion after

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the same is due. Interest on each LIBOR Portion shall be due and payable on the last day of the Interest Period applicable thereto and upon demand. Anything contained herein to the contrary notwithstanding, no LIBOR Portion shall be created, continued or effected by conversion if at such time any Default or Event of Default shall occur or be continuing.

         (d) Offered Rate Portions. Each Offered Rate Portion shall bear interest for each Interest Period selected therefor at the Offered Rate for such Interest Period, provided that if any Offered Rate Portion is not paid when due (whether by lapse of time, acceleration or otherwise) such Portion shall bear interest, whether before or after judgment, until payment in full thereof through the end of the Interest Period then applicable thereto at the rate per annum determined by adding 2% to the interest rate which would otherwise be applicable thereto, and effective at the end of such Interest Period such Offered Rate Portion shall automatically be converted into and added to the Prime Rate Portion and shall thereafter bear interest at the interest rate applicable to the Prime Rate Portion after the same is due. Interest on each Offered Rate Portion shall be due and payable on the last day of each Interest Period applicable thereto and upon demand. Anything contained herein to the contrary notwithstanding, no Offered Rate Portion shall be created, continued or effected by conversion if at such time any Default or Event of Default shall occur or be continuing. The Borrower understands and agrees that the Bank has no obligation to quote Offered Rates or to make any Offered Rate Portion available to the Borrower, that the Bank may refuse to make any such Offered Rate Portion after receiving a request therefor from the Borrower, and that any such Offered Rate Portion made available to the Borrower shall be subject to such other terms and conditions as are mutually agreed upon by the Borrower and the Bank.

         Section 1.2. Minimum Amounts. Each Fixed Rate Portion shall be in an amount equal to $10,000,000 or such greater amount which is an integral multiple of $1,000,000.

         Section 1.3. Computation of Interest. All interest on this Note shall be computed on the basis of a year of 360 days for the actual number of days elapsed.

         Section 1.4. Manner of Rate Selection. The Borrower shall notify the Bank by (i) 10:00 a.m. (Chicago time) at least three (3) Business Days prior to the date upon which it requests that any LIBOR Portion be created or that any part of the Prime Rate Portion or any part of an Offered Rate Portion be converted into a LIBOR Portion and (ii) 10:00 a.m. (Chicago time) at least one
(1) Business Day prior to the date upon which it requests that any Offered Rate Portion be created or that any part of the Prime Rate Portion or any part of a LIBOR Portion be converted into an Offered Rate Portion (each such notice to specify in each instance the amount thereof and the Interest Period selected therefor). If the Borrower fails to notify the Bank on or before 10:00 a.m. (Chicago time) on the third Business Day preceding the end of an Interest Period applicable to a LIBOR Portion (or in the case of an Offered Rate Portion, the first Business Day preceding the end of its Interest Period) whether such Fixed Rate Portion is to continue as a Fixed Rate Portion of the same type and the new Interest Period selected therefor, unless the Bank makes demand for repayment of this Note, such Fixed Rate Portion shall automatically be converted into and added to the Prime Rate Portion as of and on the last day of such Interest Period. If any request is made to convert a Fixed Rate Portion into another type of Portion available hereunder, such conversion shall only be made so as to become effective as of the last day of the Interest Period applicable thereto. All requests for the creation, continuance or conversion of Portions under this Note shall be irrevocable. Such requests may be written or oral and the Bank is hereby authorized to honor requests for creations, continuances and conversions received by it from any person the Bank in good faith believes to be the Borrower (or any person the Bank in good faith believes authorized to make such request on behalf of the Borrower, and in the event more than one party constitutes the Borrower, any person the Bank in good faith believes to be any one of such parties or any person authorized to make such request on behalf

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of any one of such parties), the Borrower hereby agreeing to indemnify the Bank from any liability or loss ensuing from so acting.

         Section 1.5. Change of Law. Notwithstanding any other provisions of this Note, if at any time the Bank shall determine in good faith that any change in applicable laws, treaties or regulations or in the interpretation thereof makes it unlawful for the Bank to create or continue to maintain any Fixed Rate Portion, the Bank shall promptly so notify the Borrower and at the Bank's option make demand for repayment of this Note or only the affected Fixed Rate Portion and even absent such demand, no Fixed Rate Portion shall be created, continued or maintained after the date of such determination until it is no longer unlawful for the Bank to create, continue or maintain such Fixed Rate Portion. Upon such a demand by the Bank for payment of the affected Fixed Rate Portion, the Borrower shall thereupon pay the outstanding principal amount of such affected Fixed Rate Portion, together with all interest accrued thereon and all other amounts payable to the Bank with respect thereto under this Note (including without limitation any amount due the Bank under Section 1.8 hereof); provided, however, that unless the Bank makes demand for repayment of this Note in full, the Borrower may elect to convert the principal amount of the affected Portion into the Prime Rate Portion available hereunder, subject to the terms and conditions of this Note (including without limitation the payment of such interest and other amounts so payable to the Bank under this Note).

         Section 1.6. Unavailability of Deposits or Inability to Ascertain LIBOR. Notwithstanding any other provision of this Note, if prior to the commencement of any Interest Period, the Bank shall determine that deposits in the amount of any LIBOR Portion scheduled to be outstanding during such Interest Period are not readily available to the Bank in the relevant market or by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining LIBOR, then the Bank shall promptly give notice thereof to the Borrower and at the Bank's option make demand for repayment of this Note and even absent such demand, no LIBOR Portion shall be created, continued or effected by conversion, as the case may be, in such amount and for such Interest Period until deposits in such amount and for the Interest Period selected by the Borrower shall again be readily available in the relevant market and adequate and reasonable means exist for ascertaining LIBOR.

         Section 1.7. Taxes and Increased Costs. With respect to any Fixed Rate Portion, if the Bank shall determine in good faith that any change in any applicable law, treaty, regulation or guideline (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System) or any new law, treaty, regulation or guideline, or any interpretation of any of the foregoing by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending branch or the Fixed Rate Portions contemplated by this Note (whether or not having the force of law) shall:

                   (i) impose, increase, or deem applicable any reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, or any other acquisition of funds or disbursements by, the Bank which is not in any instance already accounted for in computing the interest rate applicable to such Fixed Rate Portion;

                   (ii) subject the Bank, any Fixed Rate Portion or this Note to the extent it evidences such Portion, to any tax (including, without limitation, any United States interest equalization tax or similar tax however named applicable to the acquisition or holding of debt obligations and any interest or penalties with respect thereto), duty, charge, stamp tax, fee, deduction or withholding in respect of any Fixed Rate Portion or this Note to the extent it evidences such Portion, except such taxes as may be measured by the overall net income or gross receipts of the Bank or its lending branches and imposed by the jurisdiction, or any political

                                      -3-

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         subdivision or taxing authority thereof, in which the Bank's principal executive office or its lending branch is located;

                   (iii) change the basis of taxation of payments of principal and interest due from the Borrower to the Bank under this Note to the extent it evidences any Fixed Rate Portion (other than by a change in taxation of the overall net income or gross receipts of the Bank); or

                   (iv) impose on the Bank any penalty with respect to the foregoing or any other condition regarding its disbursement, any Fixed Rate Portion or this Note to the extent it evidences any Fixed Rate Portion;

and the Bank shall determine that the result of any of the foregoing is to increase the cost (whether by incurring a cost or adding to a cost) to the Bank of creating or maintaining any Fixed Rate Portion hereunder or to reduce the amount of principal or interest received or receivable by the Bank (without benefit of, or credit for, any prorations, exemption, credits or other offsets available under any such laws, treaties, regulations, guidelines or interpretations thereof), then the Borrower shall pay (which the Borrower hereby agrees to pay) on demand (which need not but may at the Bank's option be combined with a demand for repayment of this Note) to the Bank from time to time as specified by the Bank such additional amounts as the Bank shall reasonably determine are sufficient to compensate and indemnify it for such increased cost or reduced amount. If the Bank makes such a claim for compensation, it shall provide to the Borrower a certificate setting forth the computation of the increased cost or reduced amount as a result of any event mentioned herein in reasonable detail and such certificate shall be conclusive if reasonably determined.

         Section 1.8. Funding Indemnity. In the event the Bank shall incur any loss, cost or expense (including, without limitation, any loss, cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired or contracted to be acquired by the Bank to fund or maintain any Fixed Rate Portion or the relending or reinvesting of such deposits or other funds or amounts paid or prepaid to the Bank) as a result of:

                   (i) any payment of a Fixed Rate Portion on a date other than the last day of the then applicable Interest Period for any reason, whether before or after default or demand, and whether or not such payment is required by any provisions of this Agreement; or

                   (ii) any failure by the Borrower to create, borrow, continue or effect by conversion a Fixed Rate Portion on the date specified in a notice given pursuant to this Note;

then upon the demand of the Bank (which need not but may at the Bank's option be combined with a demand for repayment of this Note), the Borrower shall pay (which the Borrower hereby agrees to pay) to the Bank such amount as will reimburse the Bank for such loss, cost or expense. If the Bank requests such a reimbursement, it shall provide the Borrower with a certificate setting forth the computation of the loss, cost or expense giving rise to the request for reimbursement in reasonable detail and such certificate shall be conclusive if reasonably determined.

         Section 1.9. Lending Branch. The Bank may, at its option, elect to make, fund or maintain Portions of this Note at such of its branches or offices as the Bank may from time to time elect.

         Section 1.10. Discretion of Bank as to Manner of Funding. Notwithstanding any provision of this Note to the contrary, the Bank shall be entitled to fund and maintain its funding of all or any part of this Note in any manner

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it sees fit, it being understood, however, that for the purposes of this Note all determinations hereunder shall be made as if the Bank had actually funded and maintained each Fixed Rate Portion during each Interest Period applicable thereto through the purchase of deposits in the relevant market in the amount of such Fixed Rate Portion, having a maturity corresponding to such Interest Period and, in the case of any LIBOR Portion, bearing an interest rate equal to the applicable LIBOR for such Interest Period.

SECTION 2.    PAYMENTS; PREPAYMENTS; NOTATIONS.

         Section 2.1. Place and Application of Payments. All payments of principal, interest and all other amounts payable hereunder shall be paid to the Bank at its principal office in Chicago, Illinois. All such payments shall be made in lawful money of the United States of America, in immediately available funds at the place of payment, without setoff or counterclaim. Unless the Borrower otherwise directs, principal payments made prior to the Bank's demand for repayment of this Note, shall be first applied to the Prime Rate Portion until payment in full thereof, with any balance applied to the Fixed Rate Portions in the order in which their Interest Periods expire. No amount paid or prepaid on this Note may be borrowed again.

         Section 2.2. Voluntary Prepayments. (a) Prime Rate Portion. The Borrower shall have the privilege of prepaying without premium or penalty and in whole or in part (but, if in part, then in an amount not less than $10,000) the Prime Rate Portion of this Note at any time upon notice to the Bank prior to 10:00 a.m. (Chicago time) on the date fixed for prepayment, such prepayment to be made by the payment of the principal amount to be prepaid and accrued interest thereon to the date of prepayment.

         (b) Fixed Rate Portions. The Borrower may prepay any Fixed Rate Portion of this Note only on the last date of the then applicable Interest Period, in whole or in part (but, if in part, then in an amount not less than $100,000 or such greater amount which is an integral multiple of $100,000) upon three (3) Business Days' prior notice to the Bank (which notice shall be irrevocable once given, must be received by the Bank no later than 10:00 a.m. (Chicago time) on the third Business Day preceding the date of such prepayment and shall specify the principal amount to be repaid); provided, however, that the outstanding principal amount of any Fixed Rate Portion of this Note prepaid in part shall not be less than $1,000,000 after giving effect to such prepayment. Any such prepayment shall be effected by payment of the principal amount to be prepaid and accrued interest thereon to the end of the applicable Interest Period.

         Section 2.3. Notations and Requests. The loan made against this Note, the status of all amounts evidenced by this Note as constituting part of the Prime Rate Portion or a LIBOR Portion or an Offered Rate Portion, and, in the case of any Fixed Rate Portion, the rates of interest and Interest Periods applicable to such Portions shall be recorded by the Bank on its books and records or, at its option in any instance, endorsed on a schedule to this Note and the unpaid principal balance and status, rates and Interest Periods so recorded or endorsed by the Bank shall be prima facie evidence in any court or other proceeding brought to enforce this Note of the principal amount remaining unpaid thereon, the status of the loan evidenced thereby and the interest rates and Interest Periods applicable thereto; provided, however, that the failure of the Bank to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay on demand the principal amount of this Note together with accrued interest thereon. Prior to any negotiation of this Note, the Bank shall record on a schedule thereto the status of all amounts evidenced thereby as constituting part of the Prime Rate Portion or LIBOR Portion or Offered Rate Portion and, in the case of any Fixed Rate Portion, the rates of interest and the Interest Periods applicable thereto.

                                      -5-

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SECTION 3.   CERTAIN LOAN TERMS.

         Without in any way affecting or impairing the Bank's right to demand payment of this Note or in any manner limiting any terms or conditions as may govern the indebtedness evidenced by this Note (including without limitation those terms and conditions expressed herein), so long as any principal of or interest on this Note remains outstanding:

         Section 3.1. Indebtedness. The Borrower will not issue, incur, assume, create or have outstanding any indebtedness for borrowed money and will not be or become liable as endorser, guaranty, surety or otherwise for any debt, obligation or undertaking of any other person, or otherwise agree to provide funds for the payment of obligations of another or otherwise assure a creditor of another against loss; provided, however, that the foregoing provisions shall not apply to nor operate to prevent:

                   (a) the Borrower's obligations on this Note and any other indebtedness and obligations of the Borrower to the Bank.

         Section 3.2. Liens. The Borrower will not create, incur or permit to exist any lien of any kind on any of its assets, including without limitation the real property and associated structures and improvements owned by it and located in Newport Beach, California (although the Borrower may sell the Newport Beach property as permitted by Section 3.3 below) and Rowayton, Connecticut.

         Section 3.3. Sales. The Borrower will not during any calendar year sell, transfer, lease or otherwise dispose of assets aggregating more than 5% of its total assets as of the commencement of such year nor will the Borrower sell or dispose of any equity interest in any direct or indirect subsidiary without the prior written consent of the Bank, provided, however, that the Borrower may sell the real property and associated structures and improvements owned by it and located in Newport Beach, California to a buyer unaffiliated with the Borrower.

         Section 3.4. No Impairment of Demand Character of the Note. The Borrower acknowledges that this Note is payable upon demand and that nothing herein contained shall in any manner affect or impair the right of Bank to demand payment of this Note at any time it deems fit, even though no Default or Event of Default has occurred or is continuing and even though the Borrower is in compliance with the terms of this Note, and that upon so doing the Bank shall be entitled to exercise the actions, rights, powers and remedies upon default herein and by applicable law provided for.

         Section 3.5. Not a Commitment. Neither this Note, any discussions between the Borrower and the Bank relating to the transactions herein described, or any other instruments or documents related hereto or thereto, constitute a commitment by the Bank to make extensions of credit to the Borrower. Any decision by the Bank whether to make extensions of credit to be evidenced hereby will be made by the Bank in its sole discretion at the time such extensions of credit are requested.

SECTION 4.   EVENTS OF DEFAULT AND REMEDIES.

         Section 4.1. Events of Default. Any one or more of the following shall constitute an "Event of Default" hereunder: (a) non-payment when due upon the Bank's demand of any principal of or interest on this Note, or non-payment when due (whether by demand, lapse of time, acceleration or otherwise) of any other indebtedness or liabilities (whether direct, contingent or otherwise) of the Borrower owing to the Bank; (b) failure of the Borrower to

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furnish the Bank with any financial information on the Borrower within 30 days after such information is required to be delivered hereunder or after request therefor by the Bank; (c) breach of any term or condition of the loan evidenced by this Note; (d) insolvency of the Borrower; (e) the institution by or against the Borrower of any bankruptcy or similar proceeding for the relief of debtors or the appointment of any receiver for any such party or any of its property;
(f) the service of any warrant of attachment, garnishment, or the existence of any tax lien, levy or similar process on or with respect to any property of the Borrower which remains unvacated, unbonded, unstayed or unsatisfied for a period of 30 days; or (g) the making of the Borrower of an assignment for the benefit of creditors.

         Section 4.2. Availability of LIBOR Portions. If and so long as any Default or Event of Default has occurred and is continuing, no LIBOR Portion shall be created, continued or effected by conversion.

         Section 4.3. Other Remedies. When any Event of Default has occurred and is continuing, unless the Bank shall otherwise elect at its option, this Note, including both principal and interest, and all other amounts due under this Note shall be and become immediately due and payable without demand, presentment, protest or notice of any kind. Also in any such event, the Bank shall have the right to exercise any other action, right, power or remedy permitted by law.

         Section 4.4. No Impairment of Demand Character of the Note. The Borrower acknowledges that this Note is payable upon demand and that nothing herein contained shall in any manner affect or impair the right of Bank to demand payment of this Note at any time it deems fit, even though no Default or Event of Default has occurred or is continuing and even though the Borrower is in compliance with the terms of this Note, and that upon so doing the Bank shall be entitled to exercise the actions, rights, powers and remedies upon default herein and by applicable law provided for.

SECTION 5.   DEFINITIONS.

         As used in this Note, the following terms shall have the following meanings:

         "Adjusted LIBOR" shall mean a rate per annum determined pursuant to the following formula:

         Adjusted LIBOR =             LIBOR
                            -----------------------
                            100%-Reserve Percentage

         "Business Day" means a day on which the Bank is open for business in Chicago, Illinois other than a Saturday or Sunday and, when used with respect to LIBOR Portions, a day on which the Bank is also dealing in United States dollar deposits in London, England and Nassau, Bahamas.

         "Default" means an event which with the passage of time, giving of notice or both would constitute an Event of Default under this Note.

         "Fixed Rate Portions" means and includes LIBOR Portions and Offered Rate Portions, unless the context in which such term shall otherwise require.

         "Interest Period" shall mean, with respect to (a) any LIBOR Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such LIBOR Portion and ending one (1), two (2) or three (3) months thereafter as selected by the Borrower in its notice as provided herein and (b) any Offered

Rate Portion, the period commencing on, as the case may be, the creation, continuation or conversion date with respect to such Offered Rate Portion and ending one (1) to ninety (90) days thereafter as selected by the Borrower in its notice as provided herein; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

                   (i) if any Interest Period would otherwise end on a day which is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day, unless the result of such extension would be to carry such Interest Period into the next calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                   (ii)  no Interest Period may extend beyond June 30, 2003; and

                   (iii) the interest rate to be applicable to each Portion for each Interest Period shall apply from and including the first day of such Interest Period to but excluding the last day thereof.

For purposes of determining an Interest Period, a month means a period starting on one day in a calendar month and ending on a numerically corresponding day in the next calendar month; provided, however, if an Interest Period begins on the last day of a month or if there is no numerically corresponding day in the month in which an Interest Period is to end, then such Interest Period shall end on the last Business Day of such month.

         "LIBOR" shall mean for an Interest Period for a borrowing of LIBOR Portions (a) the LIBOR Index Rate for such Interest Period, if such rate is available, and (b) if the LIBOR Index Rate cannot be determined, the arithmetic average of the rate of interest per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) at which deposits in U.S. dollars in immediately available funds are offered to the Bank at 11:00 a.m. (London, England time) two
(2) Business Days before the beginning of such Interest Period by major banks in the interbank eurodollar market for a period equal to such Interest Period and in an amount equal or comparable to the principal amount of the LIBOR Portion scheduled to be made by the Bank as part of such borrowing. For purposes of this definition, LIBOR Portions shall be deemed to be Eurocurrency liabilities as defined in Regulation D without benefit of or credit for prorations, exemptions or offsets under Regulation D. Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

         "LIBOR Index Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a period equal to such Interest Period, which appear on the Telerate Page 3750 as of 11:00 a.m. (London, England time) on the day two Business Days before the commencement of such Interest Period.

         "LIBOR Portions" is defined in Section 1.1(a) hereof.

         "Offered Rate" means the rate per annum quoted to the Borrower by the Bank for the applicable Interest Period, such Offered Rate being subject at all times to the provisions of Section 1.1(d) hereof.

         "Offered Rate Portions" is defined in Section 1.1(a) hereof.

         "Portion" is defined in Section 1.1(a) hereof.

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

         "Prime Rate" means a fluctuating interest rate per annum at all times equal to the rate of interest announced by Harris Trust and Savings Bank from time to time as its prime commercial rate, with any change in such rate resulting from a change in said prime commercial rate to be effective as of the date of the relevant change in said prime commercial rate.

         "Prime Rate Portion" is defined in Section 1.1(a) hereof.

         "Reserve Percentage" shall mean, for the purpose of computing Adjusted LIBOR, the maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental or other special reserves) imposed by the Board of Governors of the Federal Reserve System (or any successor) on "Eurocurrency liabilities" (as such term is defined in such Board's Regulation D) for the applicable Interest Period as of the first day of such Interest Period, but subject to any amendments to such reserve requirement by such Board or its successor, and taking into account any transitional adjustments thereto becoming effective during such Interest Period. Each determination of LIBOR made by the Bank shall be conclusive and binding absent manifest error.

         "Telerate Page 3750" means the display designated as "Page 3750" on the Telerate Service (or such other page as may replace Page 3750 on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association Interest Settlement Rates for U.S. Dollar deposits).

SECTION 6.   MISCELLANEOUS.

         Section 6.1. No Waiver of Rights. No delay or failure on the part of the Bank or on the part of the holder or holders of this Note in the exercise of any power or right shall operate as a waiver thereof or as an acquiescence in any Default or Event of Default, nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof, or the exercise of any other power or right, and the rights and remedies hereunder of the Bank and of the holder or holders of this Note are cumulative to, and not exclusive of, any rights or remedies which any of them would otherwise have.

         Section 6.2. Amendments. No amendment, modification or waiver of any provision of this Note, nor consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank.

         Section 6.3. Holidays. If any payment hereunder becomes due and payable on a day which is not a Business Day, the due date of such payment shall be extended to the next succeeding Business Day on which date such payment shall be due and payable. In the case of any payment of principal falling due on a day which is not Business Day, interest on such principal amount shall continue to accrue during such extension at the rate per annum then in effect, which accrued amount shall be due and payable on the next scheduled date for the payment of interest.

         Section 6.4. Costs and Expenses. The Borrower agrees to pay on demand all costs and expenses of the Bank (including attorneys' fees) incurred in connection with any consents or waivers hereunder or amendments hereto which requires any change in the documentation relating to this Note or any collateral security therefor; and all costs and expenses (including attorneys' fees), if any, incurred by the Bank or any other holders of the Note in connection with the enforcement of this Note and the other instruments and documents to be delivered hereunder and any collateral security therefor.

         Section 6.5. Survival of Indemnities. All indemnities and other provisions relative to reimbursement to the Bank of amounts sufficient to protect the yield of the Bank with respect to the indebtedness evidenced by this Note, including, but not limited to, Sections 1.7 and 1.8 hereof, shall survive the termination and the payment of this Note.

         Section 6.6. Notices. All notices and communications provided for herein shall be in writing, except as otherwise specifically provided for hereinabove, and shall be deemed to have been given or made when served personally or when deposited in the United States mail addressed if to the Borrower at 100 Half Day Road, Lincolnshire, Illinois 60069, Attn: Mr. Dan DeCanniere or if to the Bank at 111 West Monroe Street, Chicago, Illinois 60690,
Attention: Joann Holman or at such other address as shall be designated by any party thereto in a written notice given to each party pursuant to this Section 6.6.

         Section 6.7. Severability of Provisions. Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or enforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         Section 6.8. Maximum Interest. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder and charged or collected pursuant to the terms of this Note exceed the highest rate permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Bank has charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by applicable law and the Bank shall promptly refund to the Borrower any interest received by the Bank in excess of the maximum lawful rate or, if so requested by the Borrower, shall apply such excess to the principal balance of this Note. It is the intent hereof that the Borrower not pay or contract to pay, and that the Bank not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under applicable law.

         Section 6.9. Setoff. The Borrower authorizes the Bank to charge the principal of and the interest on this Note against amounts on deposit in the Borrower's accounts with the Bank; but the inadequacy of such deposits shall not impair or otherwise affect the Borrowers obligation to pay such amounts, which is absolute and unconditional.

         Section 6.10. Financial Reports. The Borrower shall maintain a standard system of accounting in accordance with GAAP and shall furnish to the
Bank:

                   (a)   as soon as available, and in any event within sixty
         (60) days (in the case of the first three fiscal quarters in each fiscal year) or ninety (90) days (in the case of the last fiscal quarter in each fiscal year) after the close of each quarterly accounting period of the Borrower, a copy of the consolidated balance sheet of the Borrower and its subsidiaries as of the close of such period and the consolidated statements of profit and loss and cash flows of the Borrower and its subsidiaries for such period, each in reasonable detail showing in comparative form the figures for the corresponding date and period in the previous fiscal year, prepared by the Borrower and certified to by the chief financial officer of the Borrower; and

                   (b)   as soon as available, and in any event within ninety
         (90) days after the close of each annual accounting period of the Borrower, a copy of the annual audit report for the Borrower and its subsidiaries as of the close of such period with accompanying financial statements (including consolidated balance sheet and profit and loss and cash flow statements of the Borrower and its subsidiaries for such period), and accompanying notes thereto, each in reasonable detail showing in comparative form the figures for the previous fiscal year, accompanied by an unqualified opinion thereon of Ernst & Young LLP or another firm of independent public accountants of recognized national standing, selected by the Borrower and satisfactory to the Bank, to the effect that the financial statements have been prepared in accordance with GAAP and present fairly in accordance with GAAP the consolidated financial condition of the Borrower and its subsidiaries as of the close of such fiscal year and the results of their operations and cash flows for the fiscal year then ended and that an examination of such accounts in connection with such financial statements has been made in accordance with generally accepted auditing standards and, accordingly, such examination included such tests of the accounting records and such other auditing procedures as were considered necessary in the circumstances.

         Section 6.11. Binding Nature; Governing Law; Waivers. This Note shall be binding upon the Borrower and upon its heirs, legal representatives, successors and assigns, and shall inure to the benefit of the Bank and the benefit of its successors and assigns, including any subsequent holder of this Note. This Note shall be governed and construed in accordance with the internal laws of the State of Illinois without regard to principles of conflicts of laws. The Borrower hereby waives presentment for payment and demand.



Hewitt Holdings L.L.C.

By:  /s/: C. L. Connolly III
------------------------------------
          C. L. Connolly III

Its: General Counsel and Authorized Representative